Exhibit 10.1
151 Farmington Avenue
Hartford, CT 06156
[Aetna Logo]
Thomas W. Weidenkopf
Executive Vice President, Human Resources

February 13, 2018

Gary W. Loveman

Dear Gary,

The purpose of this document is to confirm the agreement we have reached as a result of our discussions regarding your cessation of your employment with Aetna Inc., Aetna Life Insurance Company and/or one or more of Aetna Inc.’s other subsidiary, affiliated and/or related entities (collectively, the “Company”).

The terms of our agreement (“Agreement”) are as follows:

1.
You hereby resign your employment effective February 20, 2018 (the “Separation Date”). We have agreed that effective on January 24, 2018, you will cease providing services as Executive Vice President, Consumer Health & Services. From that date through February 20, 2018, we have agreed that you will continue to be employed by the Company and that you will provide transition assistance as reasonably requested to assure a smooth transition of your duties. You will not be expected to come to the office after January 24, 2018. The Separation Date will be the last date you will be employed by the Company.

2.	Consideration from Company:

a.
From February 21, 2018 through February 20, 2019 (a period of 52 weeks), you will be paid an amount equivalent to your regular salary at your current annual salary rate of $820,000, in accordance with the Company’s customary payroll schedule.

b.
With respect to the 2017 Bonus year, you will be paid in a lump sum, $100,000 plus the gross amount of your current bonus target of 110% of your 2017 salary ($896,500) times the Consumer Health & Services Scorecard funding level for 2017, less tax withholdings and any other legally required deductions. This payment will be payable on or before March 15, 2018.

c.
During the first nine weeks of the salary continuation period, you will continue to be eligible for regular employee benefits. Participation in all benefit programs will stop at the end of this period. However, you will be eligible for the continuation of group medical and dental benefits for the applicable COBRA period, the first two months of which you will be charged subsidized (employee) rates. Thereafter, you will be charged regular (unsubsidized by Aetna) COBRA rates for the remainder of the COBRA continuation period. A package regarding COBRA rights and enrollment information will be sent to you at the end of the nine week period. The Company will mail to you a copy of Since You Are Leaving Aetna, which contains information about your employee benefits. If there are any inconsistencies between this Agreement and Since You Are Leaving Aetna, the terms of this Agreement govern. If you have any questions regarding your employee benefits, you should call the HR Contact Center at 1-800-AETNA HR (1-800-238-6247).

d.
To assist you in your external job search efforts, you will be eligible to receive for twelve (12) months from the effective date of this Agreement, individual outplacement services as selected by you and paid for by the Company. You may arrange for these services through Lee, Hecht, and Harrison at-1-877-529-4433.

e.
Vesting and exercise of equity awards and/or long term incentive compensation awards are governed by the applicable agreements and plans. The Company has agreed that with respect to the vesting of your 2017 Stock Appreciation Right, you will be treated as retirement eligible. The Company has provided to you a schedule of your outstanding equity awards, demonstrating the impact of your termination of employment on the vesting of these awards. You understand that the employee covenants (including the non-competition, non-solicitation, confidentiality covenants) included in those agreements remain in full force and effect and are incorporated herein by reference.

f.	Subject to the provisions and limitations contained in the Company’s policy and as required by law, you will be paid for Paid Time Off (PTO) that is accrued and unused as of the Separation Date.

g.
The benefits outlined above (except for the notification and provision of COBRA benefits and the exercise of equity awards vested on the date hereof pursuant to the applicable agreements and plans) are benefits for which you would not otherwise be eligible under current Company plans and policies and are in lieu of any other separation benefits or other consideration not specified in this Agreement, including the agreement between you and the Company dated September 17, 2015 and the Company’s Job Elimination Benefits Plan.

h.	If you should die prior to the final payment of amounts owed to you under this Agreement, such payments will continue to be made to your estate.

3.	Consideration from You:

a.	Release of Claims.

i.
In consideration for the Company’s agreement to provide the salary and benefits continuation described above, you (for yourself and any other person claiming or deriving a right from you) forever release and discharge the Company, and together its/their employees, directors, officers agents and representatives (“Released Parties”) from any and all liability, claims, and demands and causes of action (by whatever name called and whether known or unknown) which you had, have, or may have, arising out of:

1.	your employment with the Company;

2.	the cessation of such employment; or

3.	any other act, omission, occurrence, or other event, up to and including through the date you sign this Agreement.

ii.
This release includes, but is not limited to, claims and liabilities under: the Americans with Disabilities Act, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974 (ERISA), Section 1981 through 1988 of Title 42 of the United States Code, The Immigration Reform and Control Act, federal and state whistleblower claims to the maximum extent permitted by law, The Worker Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, The Family and Medical Leave Act, all as amended, any other claims under federal, state, including the state of Connecticut, or local law, and claims for attorney’s fees, costs, and the like. However, this release does not apply to (w) pension or 401(k) benefits vested as of the end of the salary continuation period, (x) your rights to indemnification and liability insurance coverage by virtue of your having been a director, executive and/or employee of the Company or any of its affiliates, (y) your rights and the Company’s obligations under this Agreement, or (z) any claims that as a matter of law cannot be waived.

iii.
If any claim, charge, complaint or action covered by the release is brought by you, for your benefit or on your behalf, you expressly waive any claim to any form of monetary or other damages to the fullest extent permitted by law, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. You further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the release.

b.
Confidentiality. In further consideration for the Company’s agreement to provide the salary and benefits continuation described above, you promise that, except as provided in paragraph 3. c. below, required by law, or protected by statute:

i.
you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of your service for the Company, without the prior written consent of an appropriate

Company officer;

ii.
you will not disclose to any person or entity the terms and conditions of, or any information acquired in connection with, this Agreement, without the prior written consent of an appropriate Company officer, other than your legal, financial or career advisors, and the members of your immediate family, if they agree to maintain confidentiality; and

iii.
you will not, directly or indirectly, defame, disparage or publicly criticize the Company, its business (including, but not limited to, any product or service it markets or sells), or any of its current or former directors, officers, employees or agents, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company, its business (including, but not limited to, any product or service it markets or sells), or any of its current or former directors, officers, employees or agents. In addition, the Company agrees that it, its Board of Directors and its Executive Leadership Team members will not, directly or indirectly, defame, disparage or publicly criticize you or otherwise take any action which could reasonably be expected to adversely affect your personal or professional reputation.

c.
This Agreement, including any confidentiality/nondisclosure/nondisparagement provisions contained herein or incorporated by reference, does not prohibit or restrict you from lawfully: (i) communicating or cooperating with, providing relevant information to or otherwise assisting in an investigation by: any governmental or regulatory body or official(s) regarding a possible violation of any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts; or (iii) testifying, participating or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation.

d.	Other Promises

i.
Subject to your then-current personal and professional obligations, you shall provide assistance to and shall cooperate with the Company, upon its reasonable request and without additional compensation, with respect to matters within the scope of your duties and responsibilities during employment with the Company. The Company agrees that it will reimburse you for reasonable out of pocket expenses (e.g., travel, meals, and lodging; attorneys’ fees) that you may incur in providing assistance to the Company hereunder.

ii.
You acknowledge that compliance with your promises contained in this Agreement or incorporated by reference is necessary to protect the business and good will of the Company and that any actual or prospective breach will cause injury or damage to the Company which will be irreparable and for which money damages will not be adequate. You agree that if you breach or attempt to breach any of those covenants, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without bond, to prevent irreparable harm or injury, and to money damages, together with any and all other remedies available under applicable law. The prevailing party in any action to enforce this Agreement shall be entitled to have its reasonable attorney’s fees and costs paid by the other party. In addition, you agree that the Company may suspend further payments under this Agreement during the pendency of any such claim, and that in the event a final, non-appealable decision of a court (or arbitration panel, as applicable) concludes that you have breached this Agreement, the Company shall have no further obligation to pay you any benefits otherwise payable under this Agreement.

4.	Other Provisions:

a.	This Agreement shall not in any way be construed as an admission by the Company or any of its agents that they have acted wrongfully with respect to you or any other person.

b.	You represent that:

i.
all documents and property of the Company, including those containing confidential, sensitive or proprietary information, have been returned to the Company (or will be returned not later than the Separation Date); provided, however, you may retain a copy of any document concerning (x) payments and/or benefits contemplated under this Agreement and/or (y) vested benefits relating to your employment with the Company;

ii.
no charge, complaint or action filed by you or on your behalf against the Released Parties exists in any forum or form. If any such charge, complaint or action has been or is filed, you will not be entitled to damages or any other relief, including costs and attorney’s fees; and

iii.
other than the obligations of the Company pursuant to this Agreement, the Company has paid you all wages to which you have been entitled and that you have taken all leave available to you under the Family Medical Leave Act or related or similar state or local law.

c.	Other Agreements

i.
The provisions of any prior written agreement between you and the Company, including stock option and other equity award agreements and long-term incentive compensation award agreements, regarding arbitration of employment-related disputes, cooperation with the Company, solicitation of company employees and/or others, and/or disclosure of confidential information shall remain in effect and are incorporated by reference into this Agreement. In addition, you shall promptly notify the Company’s General Counsel if you are contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company.

ii.
If there is a prior written agreement between you and the Company regarding arbitration of employment-related disputes, the provisions of that agreement will apply to any claim or controversy with respect to compliance with or the interpretation of this Agreement.

d.	Enforcement.

i.
This Agreement shall be construed in accordance with the laws of Connecticut. Any actions brought under this Agreement that are not required to be submitted to arbitration shall be exclusively brought in the state and federal courts in Connecticut. Both parties hereto irrevocably consent to the personal jurisdiction of such courts.

ii.
If any provision of this Agreement, including any provision incorporated by reference, is determined by a court of competent jurisdiction or arbitrator not to be enforceable in the manner set forth, you and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties.

e.
In the event any payment hereunder is required to be delayed to comply with the American Jobs Creation Act of 2004, the parties hereby agree to conform the payment provisions in this Agreement to so comply. The Company shall not accelerate the payment of any deferred compensation in violation of Section 409A of the Internal Revenue Code and to the extent required under Section 409A, the Company shall delay the payment of any deferred compensation for six months following your separation from service as defined under Section 409A.

f.
The entire agreement between you and the Company is set out in this Agreement or incorporated by reference. No other promises or representations have been made, and there is no oral understanding or agreement between you and the Company that is not contained, or incorporated by reference, in this Agreement. Nothing in this Agreement should be construed to impair your right to communicate with, or participate in an investigation by, a federal government agency or law enforcement entity.

5.	You acknowledge that:

a.	You have been advised to consult an attorney before signing this Agreement and that you have had an opportunity to consult with an attorney of your choice;

b.	You have read this Agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions;

c.
You have had the opportunity to consider the Agreement for at least 21 days and have elected to sign it on the date noted below; to the extent that this Agreement differs in any way, whether material or not, from any proposal previously communicated, verbally or in writing, to you, you have had sufficient time to consider this Agreement, and you waive any right you may have to additional time to review it; and

d.
This Agreement will become effective on the eighth day following the day you execute it (“Effective Date”). After signing both copies of this Agreement, please return one copy to me and retain a copy for your records. You may revoke this Agreement at any time prior to its Effective Date by giving written notice to me.

Aetna Inc.

By:	/s/ Thomas W. Weidenkopf	2/14/2018
	Thomas W. Weidenkopf	Date
Executive Vice President, Human Resources

	/s/ Gary W. Loveman	2/13/2018
	Gary W. Loveman	Date